EXHIBIT 10.1

RESEARCH AND TECHNOLOGY DEVELOPMENT AGREEMENT

dated this 30th day of September, 2014.

JobSwipe Corporation

and

Foreseeson Technology Inc., Robert Klein and Justin Liu

JobSwipe Corporation, a Nevada Corporation ("JS"), having a place of business at 227 East Louise St., Long Beach, California, USA 90805 and Foreseeson Technology Inc., Robert Klein and Justin Liu (“FKL”), having a place of business at 2105 – 11980 Hammersmith Way, Richmond, B.C., Canada, V7A 0A4 agree as follows:

1. Background

1.1 JS desires to sponsor and participate in technology development research under the direction of FKL.

1.2 FKL desires to conduct the Project and is willing to grant certain rights to JS upon the terms and conditions set forth herein.

1.3 FKL and JS desire the following: Appropriate commercialization of research results with respect to the manufacturing and distribution of air to water harvesting (“AWH”) machines.

2. Definitions

2.1 "Agreement" shall mean this agreement.

2.2 "Effective Date" shall be the latest date on which the Agreement is fully executed by FKL and JS

2.3 "Project" is entitled AWH technology research and development.

2.4 "Project Period" shall be from October 1, 2014 to September 30, 2015.

2.5 "JS Personnel" shall mean any and all technical or other personnel designated or used by JS to perform, render, or supervise any services, research, or assistance related to the Project, and who have obligations to assign their rights in proprietary matters to JS.

2.6 FKL Personnel" shall mean any and all technical or other personnel who are designated or used by FKL to perform research, render assistance, or supervise any services related to the Project, and who have obligations to assign their rights in proprietary matters to FKL. FKL Personnel shall also include FKL employees or students who are also consultants of FKL.

2.7 "Project Manager" shall be Su Moon, a FKL member designated by FKL and approved by JS to conduct the Project.

2.8 "JS Liaison" shall be May Joan Liu (“MJL”), a JS consultant and investment banker designated by JS to be the primary contact with Project Manager.

2.9 "Research Results" shall mean information, materials, and work products developed by FKL during the course of the Project, including without limitation inventions, discoveries, products, devices, models, prototypes, computer software, documentation, and technical data.

3. Research Project

3.1 FKL will apply its reasonable best efforts to undertake the Project substantially in accordance with the Proposal, using commonly accepted professional standards of workmanship and effort. Control of Project shall rest with the FKL. JS shall have opportunities to advise FKL and Project Manager regarding conduct of the Project. Project Manager shall select and supervise other Project participants as needed. FKL may substitute another individual for the Project Manager specified herein with the approval of JS.

3.2 FKL shall make progress reports to JS no less frequently than quarterly. Reports may be oral or written, depending on the nature of the information conveyed. If JS requests an oral progress report to be reduced to a written form, FKL shall comply. Final results of the Project will be delivered in the form of a written report, which shall identify the methods used and the results obtained, including any discoveries made or innovations developed during the course of the Project.

4. Project Support

4.1 JS shall pay to FKL $50,000.00 USD due and payable in equal installments of $12,500.00, the first payment being due upon the Effective Date and the remaining payments made at each three-month interval following Effective Date. JS or its investment banker shall pay by means of a check or money order made payable to "Foreseeson Technology Inc." and sent to 2105 – 11980 Hammersmith Way, Richmond, B.C., V7A 0A4. Any payments made by MJL on behalf of JS shall be repaid to MJL as agreed upon by both parties. Should MJL elect to take restricted common shares in JS in lieu of a cash repayment, these restricted common shares will be issued at $0.02 per share to MJL or her designates. If the total payment of $50,000.00 USD is elected to be repaid with shares, this will equate to 2,500,000 restricted common shares of JobSwipe Corporation to be issued to MJL or her designates.

4.2 JS may provide in-kind support to Project as the need arises.

4.3 Title to equipment contributed by JS to Project as in-kind support, or purchased by FKL using funds paid to FKL by JS, shall be owned by FKL.

5. Confidential Information and Proprietary Materials

5.1 "Confidential Information" shall mean information in written, graphic, oral or other tangible form protected by trade secret or other right of non-disclosure, including without limitation algorithms, formulae, techniques, improvements, technical drawings and data, and computer software. Confidential Information shall not include information which (a) was in the receiving party's possession prior to receipt of the disclosed information; (b) is or becomes a matter of public knowledge through no fault of the receiving party; (c) is received from a third party without a duty of confidentiality; (d) is independently developed by the receiving party; (e) is disclosed under operation of law. FKL Confidential Information" means Confidential Information controlled by FKL. JS Confidential Information" means Confidential Information Controlled by JS. "Joint Confidential Information" means Confidential Information controlled jointly by FKL and JS.

5.2 FKL and JS agree to use reasonable care to avoid unauthorized disclosure of Confidential Information, including without limitation taking measures to prevent creating a premature bar to a Canadian, United States or foreign patent application. Each party will limit access to Confidential Information received from another party hereto to those persons having a need to know. Each party shall employ the same reasonable safeguards in receiving, storing, transmitting, and using confidential Information that prudent organizations normally exercise with respect to their own property of significant value.

5.3 Any Confidential Information shall be in written, graphic, or other tangible form or reduced to such form within thirty (30) days of disclosure and shall be clearly identified as confidential at the time of or within thirty (30) days of disclosure. confidential information shall not be disclosed by the receiving party to a third party for a period of two (2) years unless the disclosing and receiving parties agree otherwise and in writing at the time of disclosure. Third parties include all governmental offices. The disclosing party may request prompt return or destruction of any Confidential Information in written, graphic, or other tangible form at any time.

5.4 The terms of confidentiality set forth in this Agreement shall not be construed to limit the parties' right to independently develop products without the use of another party's Confidential Information.

5.5 The disclosure of Confidential Information requiring, in the judgment of the disclosing party a higher level of confidentiality than reasonable care, shall be covered by separate agreement(s) between the disclosing and receiving party, authorized by representatives of the receiving party or parties. In the case of FKL, such authorization shall reside Su Moon.

5.6 FKL reserves the right to publish or permit to be published by FKL Personnel the results of Project research undertaken by FKL Personnel. To prevent untimely disclosure or exploitation of JS Confidential Information, Joint Confidential information, or other materials proprietary to JS, FKL shall provide JS Liaison, MJL, with a copy of any proposed publication resulting from the Project at least thirty (30) days prior to submission for publication. JS shall have thirty (30) days (the "Pre-publication Review Period") to review the proposed publication. If JS determines that JS Confidential Information is included in the proposed publication, FKL will at JS's request remove such JS Confidential Information prior to submission for publication. At JS's request, the proposed publication may be delayed for up to three (3) months beyond the end of Pre-publication Review Period. If JS seeks to delay publication, JS shall make such request in writing together with identification of the information or materials of concern and reasons why delay is warranted.

5.7 FKL and JS agree not to use the name, trademark, or other identifier of the other parties hereto for any advertising, promotion, publicity, or commercially related purposes except with advance written approval of that party. FKL and JS may indicate that this Agreement exists, may disclose the terms of the Agreement, and may use the names of the other parties to describe the relationship between FKL and JS established by this Agreement.

6. Intellectual Property

6.1 "IP" means the following rights developed in the course of, or as a direct result of the Project: any and all patents or rights to patent, copyrights, trademarks, and any and all technical data and computer software within the scope of Confidential Information. 6.2 "Background IP" means IP not arising within the Project but of use to the Project, the rights to which are controlled by FKL or JS, and which is expressly made available to the Project by the controlling party.

6.3 Ownership

"FKL IP" means Intellectual Property developed solely by FKL Personnel. "JS IP" means Intellectual Property developed solely by JS Personnel. "Joint IP" means Intellectual Property developed jointly by JS Personnel and FKL Personnel, as determined in accordance with US Patent Law. In the case of works subject to copyright, Joint IP shall mean only those works in which FKL and JS intend that their contributions be merged into inseparable or interdependent parts of a unitary whole. "FKL Background IP" means Background IP in the possession of FKL. "JS Background IP" means Background IP in the possession of JS. FKL and JS shall not, by performance under this Agreement, obtain any ownership interest in the other parties' Background IP.

6.4 Title

Title to FKL IP shall vest with FKL unless FKL expressly agrees otherwise. Title to JS IP shall vest with JS. Title to Joint IP shall vest jointly with FKL and JS unless FKL and JS agree otherwise. Ownership interest in Joint IP will be an undivided interest, with no obligation for accounting between FKL and JS for exploitation of the Joint IP unless FKL and JS agree otherwise.

7. Patent Protection

7.1 FKL shall have first option to file or have filed, and to prosecute or have prosecuted, one or more United States and/or foreign patent application(s) relating to FKL IP or Joint IP. Any decision to file a patent application on FKL IP or Joint IP shall be made in consultation with JS.

7.2 If FKL and JS choose for any reason not to pursue patent protection for FKL IP or Joint IP, and if FKL subsequently determines that it has no interest in the FKL IP or Joint IP, it shall formally waive or dispose its rights to said IP, in keeping with then current FKL policies.

8. Technology Transfer

8.1 Disclosure

FKL Personnel and JS Personnel shall disclose in written form (a "Disclosure") Research Results arising from Project and protectable as to ownership to FKL's Office of Technology Transfer. Within thirty (30) days of receipt of a Disclosure, FKL will forward a copy to JS and shall identify to JS any FKL Background IP that FKL believes may be relevant toJS's review of Disclosure.

8.2 Review Period

JS shall have three (3) months from the date upon which FKL delivers to JS a Disclosure (the "Review Period") to inform FKL in writing of JS's intent to negotiate a license to the disclosed FKL IP or Joint IP ("First Right to UW IP"). If JS fails to so notify FKL, JS's First Right to FKL IP shall terminate at the end of the Review Period.

8.3 Option Period

If JS exercises its First Right to FKL IP, JS shall have a period of three (3) months (the "Option Period"), commencing on the date of JS's notice of intent, in which to negotiate a license to the disclosed FKL IP or Joint IP. During the Option Period, FKL and JS shall use reasonable best efforts to negotiate a license. FKL shall offer to JS a non-exclusive, paid up, royalty-free license to FKL IP for JS's internal use. (Internal Use means IP can only be used within the company for non commercial purposes). Rights other than for JS's internal use shall be transferred by means of a license agreement between FKL and JS. If FKL and JS fail to reach agreement on a license during the Option Period, the First Right to FKL IP shall terminate, unless extended by FKL.

8.4 License to Background IP

FKL shall offer to JS, at the time JS expresses its intent to negotiate for a license to any given FKL IP, the non-exclusive right to negotiate a license to FKL Background IP directly related to such FKL IP, provided such Background IP is available for licensing. JS shall have three (3) months from the date upon which FKL delivers to JS a Disclosure of FKL Background IP to negotiate a license to any of the specified FKL Background IP. The license may be exclusive, sole, or non-exclusive, at FKL's option.

8.5 FKL's obligations to transfer technology to JS, provide technical information and reports to JS, and otherwise perform under this Agreement are contingent upon compliance with applicable United States export control laws and regulations. The transfer of certain technical data and commodities may require a license from a cognizant agency of the United States Government and/or written assurances by JS that JS shall not export technical data, computer software, or certain commodities to specified foreign countries without prior approval of an appropriate agency of the United States Government. FKL does not represent that a license shall not be required, nor that, if required, it shall be issued.

9. Risk Management

9.1 Each party to this Agreement agrees to defend, indemnify and hold harmless the other parties from injuries, damages and loss arising from the negligent acts and omissions of its employees, officers and agents under this Agreement. Each of the parties assumes no responsibility to the other parties for any indirect or consequential damages suffered by another party to this Agreement, or by any person, firm or corporation not a party to this Agreement. Each party shall maintain at its sole expense adequate insurance or self-insurance coverage to satisfy its obligations under this Agreement. This provision shall survive termination of this Agreement.

9.2 The Research Results are preliminary and experimental in nature. Except as expressly set forth in this Agreement, FKL makes no representations and extends no warranties of any kind, either express or implied with regard to Research Results. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that JS use of any Research Results, FKL IP, or Joint IP will not infringe any third party patent, copyright, trademark, or other third party rights. FKL makes no representation as to the usefulness of Research Results, FKL IP, or Joint IP. If JS chooses to exploit Research Results, FKL IP,or Joint IP in any manner whatsoever, JS does so at its own risk. This provision shall survive termination of this Agreement.

10. Termination

10.1 Either FKL or JS may terminate this Agreement by giving sixty (60) days' written notice to the other parties. In the event of such termination, FKL will take all reasonable steps to cancel or reduce outstanding obligations. JS will pay its share of expenditures incurred as of the date of termination and its share of firm obligations reduced through diligent efforts by FKL. In the case of only in-kind JS support, JS is expected to fulfill its pro-rata obligation of in-kind support up to the date of termination of the Project.

10.2 Upon failure of JS to cure a material breach of this Agreement within thirty (30) days after a written demand for performance, FKL shall have the right at any time to terminate this Agreement by written notice to JS. In the event of such termination, FKL shall have no obligation to negotiate license agreements contemplated under this Agreement.

11. General

11.1 Unless otherwise specified under this Agreement, all notices, requests, or demands shall be made in writing and shall be deemed to have been made or given when delivered in person, or sent by certified Canadian or United States mail or reputable express carrier, postage prepaid, addressed to the party at its address following, or at such other address as the parties subsequently may furnish to the other party by notice hereunder. The addresses of representatives who are authorized to offer, receive, or secure the authorizing replies to notices, requests or demands under this Agreement shall be:

If to FKL:

Su Moon, 2105 – 11980 Hammersmith Way, Richmond, B.C., V7A 0A4

If to JS:

Tom Moore, 227 East Louise St., Long Beach, California, 90805

11.2 FKL shall perform services under this Agreement as an independent contractor, and nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. Under no circumstances shall FKL be considered an employee or agent of JS. This Agreement shall not constitute, create or in any way be interpreted as a joint venture, corporate partnership, or formal business organization of any kind.

11.3 No party may transfer or assign its rights or obligations under this Agreement, except as provided herein or with the written consent of the other parties. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective permitted successorsand assigns.

11.4 Amendments to this Agreement must be in writing, reference this Agreement, and be signed by authorized representatives of each party hereto. No provision of this Agreement shall be deemed to have been waived by any act of or acquiescence on the part of any parties hereto. A waiver may only occur in writing signed by the authorized representatives of each party hereto, waiving the particular provision involved. No waiver of any provision of this Agreement shall constitute waiver of any other provision or of the same provision on any other occasion. Nonperformance by FKL, or JS shall not operate as a breach of the terms of this Agreement if due to strikes or other labor disputes or to prevention or prohibition by law, the loss or injury to products in transit, an Act of God, or war or other cause beyond the control of FKL or JS.

11.5 FKL and JS agree that, in the event of a dispute between them arising from, concerning, or in any way related to this Agreement, the parties shall undertake good faith efforts to resolve the matter amicably.

11.6 If any of the provisions of this Agreement shall be determined to be illegal or unenforceable by a court of competent jurisdiction, the other provisions shall remain in full force and effect.

11.7 This Agreement constitutes the final and complete expression of the agreement of the parties and supersedes and replaces all previous representations, understandings, or agreements, oral or written, with respect to its subject matter. No party is entering into this Agreement in reliance on any oral or written promises, inducements, representations, understandings or agreements other than those contained in this Agreement.

11.8 The rights and obligations of the parties under this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

NOW, THEREFORE, agreement to the terms stated above is indicated by signatures affixed below.

JobSwipe Corporation

By /s/: Tom Moore

Name Tom Moore

Foreseeson Technology Inc., Robert Klein, Justin Liu

By /s/: Su Moon

Name Su Moon

By /s/: Robert Klein

Name Robert Klein

By /s/:Justin Liu

Name Justin Liu

Date October 1, 2014

“EXHIBIT A”

AWH TECHNOLOGY RESEARCH AND DEVELOPMENT

Purpose: Participate in technology development research and development resulting in the commercialization of the results of this research in producing an innovative air to water harvesting machine that will produce varying amounts of cleaning drinking water per day.

Mission: The technology desired should be able to operate by having the air- to –water harvesting machines (AWH) do the following:

1. Pull air through a filter and coil.

2. This cools the incoming air, thus producing condensation.

3. It then captures the water.

4. The water is pumped through a series of filtration systems and germicidal ultraviolet reactors for purification.

In essence, the AWH extracts moisture from the air through a dehumidification process then filters and purifies the water for consumption. Further, the machine should not only be able to be powered through a conventional power source but also in emergency situations the machine should be able to operate in areas where there is no power available without the use of an electric generator.

To assist in the research, below is a schematic of what the technology should accomplish: